Exhibit (12)(a)
WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

			Three
			Months
			Ended		Years Ended December 31,
			March 31,
(In millions)			2006		2005	2004	2003	2002	2001

EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$2,612		9,462	7,633	6,080	4,667	2,293
Fixed charges, excluding capitalized interest			1,508		4,971	2,701	2,309	2,414	3,734

Earnings	(A	)	$4,120		14,433	10,334	8,389	7,081	6,027

Interest, excluding interest on deposits			$1,438		4,711	2,474	2,113	2,247	3,581
One-third of rents			70		260	227	196	167	153
Capitalized interest			—		—	—	—	—	—

Fixed charges (a)	(B	)	$1,508		4,971	2,701	2,309	2,414	3,734

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/	(B)	2.73	X	2.90	3.83	3.63	2.93	1.61

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$2,612		9,462	7,633	6,080	4,667	2,293
Fixed charges, excluding capitalized interest			3,287		10,268	5,554	4,669	5,844	8,478

Earnings	(C	)	$5,899		19,730	13,187	10,749	10,511	10,771

Interest, including interest on deposits			$3,217		10,008	5,327	4,473	5,677	8,325
One-third of rents			70		260	227	196	167	153
Capitalized interest			—		—	—	—	—	—

Fixed charges (a)	(D	)	$3,287		10,268	5,554	4,669	5,844	8,478

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/	(D)	1.79	X	1.92	2.37	2.30	1.80	1.27

(a) The amount of fixed charges do not include other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”.